Exhibit 3.26.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: S-L Distribution Service, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the Limited Liability Company is hereby changed to: H-L Distribution Service, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of October, A.D. 2008.

By:	/s/ Robert S. Zuckerman
Authorized Person(s)

Name:	Robert S. Zuckerman
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